SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (date of earliest event reported) April 9, 1999


                       ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)




    Delaware                        0-16014                   23-2417713
 (State or other           (Commission File Number)         (IRS Employer
 jurisdiction of                                          Identification No.)
  incorporation)



            Main at Water Street - Coudersport, PA  16915-1141
           (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (814) 274-9830


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Item 5.  Other Events.

(a) On April 12, 1999, Adelphia announced the signing of a definitive agreement for the purchase of the cable television systems owned by Harron Communications Corp. ("Harron") for $1.17 billion in a press release which is attached hereto as Exhibit 99.01 and incorporated by reference herein. Adelphia is filing as an exhibit under Item 7 of this Form 8-K the stock purchase agreement with respect to the Harron acquisition, which is attached hereto as Exhibit 2.01 and incorporated by reference herein.

(b) On April 9, 1999, Adelphia entered into a stock purchase agreement with Highland Holdings, a general partnership controlled by members of the family of John J. Rigas, in which Adelphia agreed to sell to Highland Holdings, and Highland Holdings agreed to purchase, from $250 million to $375 million of Class B common stock of Adelphia. The purchase price for the Class B common stock will be equal to the public offering price per share in a future public offering with at least $100 million in gross proceeds to nonaffiliated purchasers ("Public Offering"), less the underwriting discount, plus an interest factor. Closing under this stock purchase agreement is to occur within 270 days following the closing of the Public Offering. Adelphia is filing as an exhibit under Item 7 of this Form 8-K the stock purchase agreement between Highland Holdings and Adelphia, which is attached as Exhibit 10.01 and incorporated by reference herein. The Highland Holdings stock purchase agreement relates to the previously announced intention of the family of John J. Rigas to purchase common stock of Adelphia.

(c) On or about March 10, 1999, Robert Lowinger (the "Plaintiff"), on behalf of himself and all other shareholders of Class A Common Stock of Century Communications Corp. ("Century"), commenced an action by filing a putative Class Action Complaint (the "Complaint") in the Superior Court of Connecticut, Judicial District of Stamford/Norwalk, against Century, all of its directors, and the Company. The Plaintiff claims that he owns shares of Class A Common Stock of Century, and alleges that in connection with the proposed merger of the Company with Century, holders of Class B Common Stock of Century - which has superior voting rights to the Class A Common Stock - will receive $4.00 per share more than the consideration to be paid to the holders of Class A Common Stock. This would allegedly result in the Class B shareholders receiving approximately $170,000,000 more than if they held the equivalent number of Century Class A shares. The Plaintiff claims that the individual defendants, comprising the directors of Century and the majority shareholders of Century's Class B shares, breached their fiduciary duties of loyalty, good faith, and due care to Century's Class A shareholders by agreeing to these two levels of consideration. The sole claim against the Company is that it, together with Century, aided and abetted these alleged breaches of fiduciary duty. The Plaintiff seeks certification of a class of Century's Class A shareholders and seeks recovery on behalf of himself and the class of unspecified damages, profits, and special benefits. He also seeks all costs, expenses and attorney's fees. The Company is currently required to respond to the Complaint by May 21, 1999. The Company believes the allegation of liability against it to be without merit and intends to vigorously defend the action.

(d) The Registrant is also filing, as Exhibit 3.02 under Item 7 of this Form 8-K, its amended bylaws which reflect its recently announced change in fiscal year to a year ending December 31, commencing with the fiscal year ended December 31, 1998.


Item 7.  Financial Statements and Exhibits.

Exhibit No.                                 Description

2.01 Stock Purchase Agreement dated April 9, 1999 between Adelphia Communications Corporation and the shareholders of Harron Communications Corp. (Filed herewith)

3.02 Bylaws of Adelphia Communications Corporation (Filed herewith)


10.01 Letter Agreement dated April 9, 1999 between Adelphia Communications Corporation and Highland Holdings (Filed herewith)


99.01 Press Release dated April 12, 1999 regarding the Registrant's definitive agreement for the purchase of the cable television systems owned by Harron Communications Corp. (Filed herewith)



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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      ADELPHIA COMMUNICATIONS CORPORATION


Date: April 19, 1999                  By:   /s/ Timothy J. Rigas
                                      --------------------------
                                         Timothy J. Rigas
                                         Executive Vice President, Treasurer
                                          and Chief Financial Officer






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                                  EXHIBIT INDEX



Exhibit No.                                 Description



2.01 Stock Purchase Agreement dated April 9, 1999 between Adelphia Communications Corporation and the shareholders of Harron Communications Corp. (Filed herewith)

3.02 Bylaws of Adelphia Communications Corporation (Filed herewith)


10.01 Letter Agreement dated April 9, 1999 between Adelphia Communications Corporation and Highland Holdings (Filed herewith)


99.01 Press Release dated April 12, 1999 regarding the Registrant's definitive agreement for the purchase of the cable television systems owned by Harron Communications Corp. (Filed herewith)